Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                          INVESCO VAN KAMPEN BOND FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Bond Fund was held on Friday, April 16, 2010. The Meeting was held for the following purposes:

(1)  To approve a new investment advisory agreement with Invesco Advisers, Inc.

(2) To approve a new master sub-advisory agreement between Invesco Advisers, Inc. and its affiliates.

                                                                                   Votes      Votes       Broker
MATTERS                                                               Votes For   Against   Abstained   Non-Votes
-------                                                               ---------   -------   ---------   ---------
(1) To approve a new investment advisory agreement with Invesco
    Advisers, Inc..................................................   5,788,387   178,254   1,337,728       0
(2) To approve a new master sub-advisory agreement between
    Invesco Advisers, Inc. and its affiliates......................   5,778,328   184,698   1,341,343       0